PINEBRIDGE MUTUAL FUNDS
FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of August 16, 2011, to the Distribution Agreement, dated as of March 26, 2010 (the "Agreement"), is entered into by and between PINEBRIDGE MUTUAL FUNDS, a Delaware statutory trust, (the "Trust") and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add a fund; and

WHEREAS, Section 11 (B.) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PINEBRIDGE MUTUAL FUNDS	QUASAR DISTRIBUTORS, LLC
By: /s/ Robin Thorn	By: /s/ James R. Schoenike
Printed Name: Robin Thorn	Printed Name: James R. Schoenike
Title: President	Title: President

Amended Exhibit A to the Distribution Agreement

Separate Series of PineBridge Mutual Funds

Name of Series
PineBridge US Micro Cap Growth Fund
PineBridge US Small Cap Growth Fund
PineBridge US Focus Equity Fund
PineBridge US 25 Equity Fund